UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-12

RACKSPACE HOSTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

Dear Fellow Stockholders:

We are pleased to enclose your Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of Rackspace Hosting, Inc. to be held at 9:30 a.m., CDT, May 13, 2009, at the Windcrest Civic Center, 9310 Jim Seal Drive, Windcrest, Texas 78239. The Company’s Annual Report for the fiscal year ended December 31, 2008 is also enclosed with these materials.

The Board of Directors hopes that you will be able to attend the Annual Meeting. We look forward to meeting each of you and discussing with you the events that occurred during the Company’s past fiscal year and its current prospects. Whether or not you are able to attend in person or otherwise be represented, we urge you to vote by signing the enclosed Proxy Card and mailing it in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the Proxy. If you prefer, you may also vote your shares by Internet or by telephone by following the instructions on your Proxy Card. We urge you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the Annual Meeting.

Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to the Company’s proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of the proxy materials on the Internet. This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements, are available on the Internet at http://www.rackspace.com/proxymaterials.

Sincerely yours,

Graham Weston

Chairman of the Board of Directors

Date: April 13, 2009

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2009

Notice is hereby given that the 2009 Annual Meeting of Stockholders of Rackspace Hosting, Inc. will be held on Wednesday, May 13, 2009 at 9:30 a.m., CDT, at the Windcrest Civic Center, 9310 Jim Seal Drive, Windcrest, Texas 78239. We are holding the meeting to:

1.	Elect three Class I directors, S. James Bishkin, Fred Reichheld and Mark P. Mellin, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on April 1, 2009, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Antonio, Texas for ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders on or about April 13, 2009.

By Order of the Board of Directors,

Alan Schoenbaum

Senior Vice President, General Counsel and Secretary

April 13, 2009

San Antonio, Texas

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 13, 2009: This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements, are available on the Internet at http://www.rackspace.com/proxymaterials. Under new rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Rackspace Hosting, Inc

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May  13, 2009

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2009 Annual Meeting of Stockholders to be held on Wednesday, May 13, 2009 at 9:30 a.m., CDT at the Windcrest Civic Center, 9310 Jim Seal Drive, Windcrest, Texas 78239.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2008 Annual Report are being distributed and made available on or about April 13, 2009. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS

What is included in the materials sent to you and posted on our website?

The materials include:

•	Our proxy statement for the Annual Meeting and a proxy card; and

•	Our 2008 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2008.

What items will be voted on at the Annual Meeting?

There are two items that will be voted on at the Annual Meeting:

1.	The election of three Class I directors; and

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What are our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of the appointment of KPMG LLP.

How can I attend and vote at the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Rackspace stockholder as of the close of business on April 1, 2009, the “Record Date”, or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 13, 2009, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

At the close of business on the Record Date, we had approximately 118,973,647 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

The meeting will begin at 9:30 a.m., CDT. Check-in will begin at 8:30 a.m., CDT, and you should allow ample time for the check-in procedures.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Rackspace.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of Rackspace’s issued and outstanding shares on the Record Date must be present at the meeting or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card by mail.

If I am a stockholder of record of Rackspace Hosting, Inc. shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Rackspace. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

Both Proposal 1 (election of directors) and Proposal 2 (approval of auditors) involve matters that we believe will be considered routine. We have no proposals this year which are considered non-routine.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” any matter being voted on at the Annual Meeting, except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a plurality of the votes cast, meaning that the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected to the board of directors as Class I directors. You may vote “FOR” or “WITHHOLD” on each of the three nominees for election as director. Only votes “FOR” will affect the outcome. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class I director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. The board of directors recommends that you vote your shares “FOR” each of the three nominees listed in Proposal 1.

Proposal 2—Ratification of appointment of independent registered public accounting firm	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The board of directors recommends that you vote your shares “FOR” Proposal 2.

Can I revoke or change my vote after I have voted?

Subject to any rules your broker, trustee or nominee may have, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date by signing and returning a new proxy card over the Internet, by mail or by telephone with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our Quarterly Report on Form 10-Q for the second quarter of 2009.

Who is paying for the cost of this proxy solicitation?

Rackspace is paying the costs of the solicitation of proxies. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding printed proxy materials by mail to beneficial owners; and

•	Obtaining beneficial owners’ voting instructions.

Members of our Board of Directors, our officers or our employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees.

How may I obtain a separate copy of the proxy materials?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may contact our Corporate Secretary by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, or if by email to secretary@rackspace.com. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies, Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by contacting our Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are two current Class I members of the Board of Directors, S. James Bishkin and Fred Reichheld, and Mark P. Millen, who has not served on our Board of Directors previously. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2012 and until their successors are elected and qualified, subject to their earlier death, resignation or removal. Frederic C. Hamilton, Jr., a current Class I director, has elected not to run for re-election to our Board of Directors.

The names and certain information about the nominee directors and the continuing directors in each of the other two classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class I directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected Class I directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class I Directors

The name and age as of April 1, 2009 of each nominee director, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
S. James Bishkin	51	Director	2005
Fred Reichheld	57	Director	2008
Mark P. Mellin	48	N/A	N/A

S. James Bishkin has served as a member of our Board of Directors since November 2005. He has served as the president of the general partner of Isom Capital Partners I through IV, whose primary purposes were to manage their investments in Rackspace since December 1999, November 2000, November 2000, and October 2005, respectively, until September 2009 (Isom Capital Partners I and II) and November 2009 (Isom Capital Partners III and IV). Since August 2001, Mr. Bishkin has been actively involved as a real estate development partner in SV 2020 Joint Venture developing, constructing, managing, and owning self storage properties. From 1999 until 2002, he was a development partner with Shurgard Storage Centers, a real estate investment trust. Prior to that he founded and served as President of Emmis Mortgage, a company specializing in the acquisition of real estate backed commercial paper. He has co-founded other businesses, including Grounds Control, a commercial landscape business, which was sold in 1998. Mr. Bishkin has been active in various real estate development and acquisition partnerships since 1983. He received his B.A. from the University of Texas in Austin and his M.B.A from Southern Methodist University.

Fred Reichheld has served as a member of our Board of Directors since November 2008. Mr. Reichheld was originally recommended as a nominee to our Board of Directors by our Chairman of the Board of Directors. Since 1977, Mr. Reichheld has been employed at Bain & Company, Inc., a global business consulting firm, and was elected to the partnership at Bain in 1982. Mr. Reichheld founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner, and investor loyalty, and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. In January 1999, he was elected by the firm to become the first Bain Fellow. Mr. Reichheld is a frequent speaker to major business forums and groups of CEOs and senior executives worldwide and has authored several books, including The Loyalty Effect: The Hidden Force Behind Growth, Profits, and Lasting Value (Harvard Business School Press, 1996), The Loyalty Rules!: How Today’s Leaders Build Lasting Relationships (Harvard Business School Press), and The Ultimate Question, (Harvard Business School Press, 2006). He received his B.A. and M.B.A. from Harvard College.

Mark P. Mellin is a nominee to become a new member of our Board of Directors and was recommended by a non-management member of our Board of Directors as a potential candidate. Since January 2005, Mr. Mellin has been providing consulting services as Mark P. Mellin, CPA—Financial Consulting Services. Prior to that, Mr. Mellin was employed at ILEX Oncology, Inc. from September 2002 until December 2004 as Chief Financial Officer and Senior Vice President. Before joining ILEX Oncology, Inc., he was the managing partner for the San Antonio office of Arthur Andersen LLP. During his tenure at Arthur Andersen, Mr. Mellin oversaw the operations of the 150-person audit, tax and consulting practice of the San Antonio office. Additionally, Mr. Mellin served as an auditor and financial advisor to numerous public and private companies throughout his 20 years with Arthur Andersen. He earned a B.B.A. in Accounting from the University of Texas and is a Certified Public Accountant.

Directors Not Standing for Election

The names and certain biographical information as of April 1, 2009 about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting and are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Graham Weston	45	Chairman of the Board	2001
A. Lanham Napier	38	Chief Executive Officer, President and Director	2001
Palmer L. Moe	65	Director	2001
George J. Still, Jr.	51	Director	2006
Frederic C. Hamilton, Jr.	53	Director	2001

Graham Weston, our Chairman of the Board, provided seed capital for the formation of our business in December 1998 and acted as our Chairman or Co-Chairman (or its functional equivalent for our predecessor entities) since that time and as our Chief Executive Officer (or its functional equivalent for our predecessor entities) from July 1999 to August 2006. Prior to joining Rackspace, Mr. Weston led the creation of and managed a number of startup ventures. Today, he continues to act as an advisor for numerous entrepreneurs. Mr. Weston is also the Chief Executive Officer of Weston Properties, a real estate company that owns or manages industrial and office properties. He received his B.S. degree from Texas A&M University.

A. Lanham Napier has served as our Chief Executive Officer since April 2006 and as our President and a member of our Board of Directors since August 2001. He served as our Chief Financial Officer from May 2000 to January 2003. From June 1997 to April 2000, Mr. Napier served as a director for Silver Brands Partners, an investment company. From May 1993 to June 1995, he worked as an analyst for Merrill Lynch and Co., an investment-banking firm. Mr. Napier received his B.A. in Economics from Rice University and his M.B.A. from Harvard University.

Palmer L. Moe has served as a member of our Board of Directors since August 2001. Mr. Moe is also the Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since

1997. Mr. Moe was a partner of Arthur Andersen & Co., an accounting firm, and worked in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation, an energy company. Mr. Moe is Chairman of the Audit Committee of our Board of Directors. Mr. Moe also serves on the Board of Directors of Whiting Petroleum Corporation and a private company. He received his Bachelor’s Degree in Accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology.

George J. Still, Jr. has served as a member of our Board of Directors since November 2006. He initially led the company’s first institutional venture financing in 2000. Mr. Still joined Norwest Venture Partners, a venture capital firm, in 1989 and has served as a managing partner of Norwest Venture Partners since October 1994, where he focuses on investments in software, services, systems and consumer/Internet technologies. He also serves on the Boards of other private companies. Previously, Mr. Still worked for Ernst & Young, an accounting firm, in San Francisco and later as a Partner with Centennial Funds, a venture capital firm based in Denver, Colorado. Mr. Still served as a director of the National Venture Capital Association from 1995 to 2000 and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still is Chairman of the Real Estate and Finance Committee for our Board of Directors. Mr. Still also serves on the Board of Directors for the Lucile Packard Foundation for Children’s Health. He received his B.S. from Pennsylvania State University and his M.B.A. from Dartmouth College, where he currently serves on the Board of Advisors of the Center for Private Equity and Entrepreneurship, Tuck School of Business.

Frederic C. Hamilton, Jr. has served as a member of our board of directors since August 2001. Mr. Hamilton is the founder of APW Holdings, L.C., a private investment company owning and managing investments in a variety of industries, and has served as its manager for the last sixteen years. Mr. Hamilton is the Chairman of our Compensation Committee. Mr. Hamilton also serves on the board of directors for Credicard National Bank. He received his B.A. in Economics from the University of Denver and his M.B.A from Babson College. Mr. Hamilton has decided not to run for re-election to our Board and will no longer be a director after the Annual Meeting.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Real Estate and Finance Committee. Pursuant to our amended and restated bylaws, our Board of Directors may establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Audit Committee consists of Palmer L. Moe (Chairman), S. James Bishkin, and Frederic C. Hamilton, Jr. Our Board of Directors has determined that each member of our Audit Committee meets the requirements for audit committee independence purposes and financial literacy under the rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements of the New York Stock Exchange, and that Palmer L. Moe qualifies as an audit committee financial expert, under SEC rules and regulations and the financial sophistication requirements of the New York Stock Exchange. Our Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors; evaluating the qualifications, performance, and independence of our independent auditors; monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing the adequacy and effectiveness of our internal control policies and procedures; discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and preparing the Audit Committee report that the SEC requires in our annual proxy statement.

The Audit Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Audit Committee is available on our website located at http://ir.rackspace.com. The Report of the Audit Committee of the Board of Directors is located on page 16 of this proxy statement.

Compensation Committee

Our Compensation Committee consists of Frederic C. Hamilton, Jr. (Chairman), Palmer L. Moe, and George J. Still, Jr. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the New York Stock Exchange, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Compensation Committee is responsible for, among other things, reviewing and recommending to our Board of Directors for approval the salary, bonus, incentive, and equity compensation for our Chief Executive Officer, other executive officers, and directors; reviewing and making recommendations to our Board of Directors regarding incentive compensation and employee stock purchase and other equity plans; administering our Amended and Restated 2007 Long-Term Incentive Plan and 2008 Employee Stock Purchase Plan; and preparing the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement. The Compensation Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Compensation Committee is available on our website located at http://ir.rackspace.com. The Report of the Compensation Committee of the Board of Directors is located on page 36 of this proxy statement.

Nominating and Governance Committee

Our Board of Directors has established a Nominating and Governance Committee that consists of Palmer L. Moe (Chairman), George J. Still, Jr., and S. James Bishkin. Our Board of Directors has determined that each designated member of our Nominating and Governance Committee meets the requirements for independence under the requirements of the New York Stock Exchange. The Nominating and Governance Committee will be responsible for, among other things, developing and recommending to our Board of Directors our corporate governance guidelines, identifying individuals qualified to become Board members, overseeing the evaluation of the performance of the Board of Directors, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board of Directors. The Nominating and Governance Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Nominating and Governance Committee is available on our website located at http://ir.rackspace.com.

Real Estate and Finance Committee

Our Real Estate and Finance Committee consists of George J. Still, Jr. (Chairman), Graham Weston, and S. James Bishkin. The Real Estate and Finance Committee is responsible for developing plans and making recommendations to our Board of Directors with respect to various financing and real estate issues.

Board Meetings and Attendance

The Board of Directors held ten meetings during the year ended December 31, 2008. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served during the period for which he was a director or committee member, respectively, except that Fred Reichheld missed the only Board meeting held in 2008 after he was added to our Board of Directors on November 11, 2008. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee in 2008 and the membership of each committee during the year ended December 31, 2008. Messrs. Napier and Reichheld are omitted from the table below as they are not members of any of the current standing committees of the Board of Directors. In addition, in connection with our initial public offering, or

“IPO”, the Board of Directors formed a Pricing Committee comprised of Graham Weston, A. Lanham Napier, George J. Still, Jr. and S. James Bishkin. The Pricing Committee is not a standing committee and only held one meeting which all of the members attended.

Name	Audit	Compensation	Nominating & Governance	Real Estate & Finance
S. James Bishkin	Member		Member	Member
Frederic C. Hamilton, Jr.	Member	Chair
Palmer L. Moe	Chair	Member	Chair
George J. Still, Jr.		Member	Member	Chair
Graham Weston				Member

Total Number of Meetings Held in 2008	8	11	2	1

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. This Annual Stockholder Meeting will be our first as a public company.

Corporate Governance

Board Independence

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board of Directors determined that S. James Bishkin., Frederic C. Hamilton, Jr., Fred Reichheld, Palmer L. Moe and George J. Still, Jr., representing five of our seven directors, are “independent directors” as defined under the rules of the New York Stock Exchange, constituting a majority of independent directors of our Board of Directors as required by the rules of the New York Stock Exchange. In addition, our Board of Directors reviewed the independence of our director nominee and considered whether he had a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board of Directors determined that Mark P. Mellin would qualify as an “independent directors” as defined under the rules of the New York Stock Exchange.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

We and our Board of Directors regularly review and evaluate our corporate governance practices. The Board of Directors has adopted corporate governance guidelines that address the composition of and policies applicable to the Board of Directors. Our Board of Directors has adopted a code of business conduct and ethics. The code of business conduct and ethics applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics is posted on the investor relations portion of our website at http://ir.rackspace.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. If an employee has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, our employees may report their concern by reporting it to the General Counsel or by submitting the concern at our reporting site at www.rackspace.ethicspoint.com.

Director Nomination Procedures

The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the company; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at our principal executive offices and must be received by the Corporate Secretary not less than 90 days or more than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director’s oversight of the business and affairs of Rackspace and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the Board, ability to complement the competency and skills of the other Board members and independence from management and the company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board. The Nominating and Governance Committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating and Governance Committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering. The Nominating and Governance Committee may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, Nominating and Governance Committee members or other Board members may request a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Stockholder Communications with Directors

Our Board of Directors encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, or if by email to secretary@rackspace.com. Correspondence received from stockholders or other interested parties and addressed to our independent directors will be reviewed by our Corporate Secretary or his or her designee, who will forward to our independent directors all such correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof or that our Corporate Secretary otherwise determines requires their attention.

Headquarters Information and Website Information

Our headquarters are located at 5000 Walzem Road, San Antonio, Texas 78218 and the telephone number is (210) 312-4000. The company’s website can be found at http://www.rackspace.com.

2008 Director Compensation

Effective April 1, 2008, we amended our director compensation program to provide that we will issue shares of our common stock having a fair market value equal to $15,000 to each non-employee director on a quarterly basis, resulting in annualized stock compensation of $60,000 per non-employee director. The number of shares issued is calculated using the closing market price of the last trading day of the quarter. Each stock issuance will occur immediately following the completion of the applicable quarter.

Each non-employee director will also receive additional compensation as follows:

•	$36,000 annually; plus

•	$19,000 annually for service as chairperson of the Audit Committee; plus

•	$14,000 annually for service as chairperson of each committee, other than the Audit Committee; plus

•	$9,000 annually for service as a member of each committee (other than as the chairperson of such committee).

All of the additional compensation may be paid in either cash or our common stock at the option of the non-employee director. This election was made by each non-employee director prior to the effectiveness of the new program and shall be effective until such director’s reelection to our Board of Directors or earlier resignation or removal. Generally, each non-employee director’s election for successive terms of service shall be determined and communicated to our General Counsel no more than 15 days after commencement of such term of service, unless such election would be made during any period of time our directors are subject to trading restrictions imposed on them by us or applicable law. If no election is made with respect to a non-employee director’s term of service, all payments for such term shall be made in cash. A pro rata portion of each annual payment is earned on a monthly basis. Cash for the additional compensation will generally be paid on a monthly basis, while shares will generally be issued immediately following the completion of the applicable quarter. For issuances made after our IPO, the number of shares issued is calculated using the closing market price of the last trading day of the quarter.

For a non-employee director’s first compensation period of service on our Board or any committee thereof, each compensation amount for such period is pro rated based on the number of days served up until the last day of such period. Members of our Board of Directors are reimbursed for certain travel expenses in connection with attendance at Board and committee meetings.

From January 1, 2008 to March 31, 2008, pursuant to our director compensation as then in effect we issued shares of our common stock having a fair market value on the date of issuance equal to $12,500 to all non-employee directors. Each issuance occurred immediately following the completion of the quarter.

Each non-employee director also received under this director compensation program additional compensation as follows:

•	$30,000 annually; plus

•	$15,000 annually for service as chairperson of the Audit Committee; plus

•	$10,000 annually for service as chairperson of each committee, other than the Audit Committee; plus

•	$5,000 annually for service as a member of each committee (other than as the chairperson of such committee); plus

•	$1,000 for every Board or committee meeting attended in person; plus

•	$500 for every Board or committee meeting attended by telephone or video conference.

All of this compensation was paid in either cash or our common stock, valued at the fair market value as determined as of the close of the last business day of the quarter, or any combination thereof, at the option of the non-employee director. The allocation between cash and stock was determined by each non-employee director and communicated to our General Counsel within 30 days after joining our Board.

Employee directors are not compensated for their service as directors.

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2008. The table excludes Messrs. Weston and Napier, who are employees of the company and who do not receive any additional compensation from us for their roles as directors. Mr. Weston is a Rackspace Hosting employee and received compensation for 2008 of $216,545, which represented Mr. Weston’s base salary for 2008. Mr. Weston does not receive any additional compensation for his service as a director.

Director Compensation for Year Ended December 31, 2008

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Total
Palmer L. Moe	$73,382	$57,500	(2)	$130,882
Frederic C. Hamilton, Jr.	$59,250	$57,500	(3)	$116,750
S. James Bishkin	$58,210	$57,500	(4)	$115,710
George J. Still, Jr.	$—	$113,710	(5)	$113,710
Fred Reichheld	$6,806	$8,167	(6)	$14,973

Former Director
James F. Clingman Jr.	$—	$26,750	(7)	$26,750

(1)	For the issuance of stock, the dollar amount recognized for financial statement reporting purposes with respect to 2008 is determined in accordance with SFAS 123R. The number of shares issued was determined by our Board of Directors, after taking into account valuation reports received from an independent valuation firm, for the quarterly periods prior to our IPO and by using the closing market price for the last trading day for the quarterly period in which the compensation is earned for issuances made after our IPO.

(2)	Mr. Moe earned 1,214 shares at $10.30 per share, 962 shares at $15.59 per share, 1,535 shares at $9.77 per share, and 2,846 at $5.27 per share. The shares earned at a fair value of $10.30 in 2008 were subsequently reassessed at $12.85 in light of our impending IPO resulting in an additional expense of $3,097 per SFAS 123R, which is not reflected in the table.

(3)	Mr. Hamilton earned 1,214 shares at $10.30 per share, 962 shares at $15.59 per share, 1,535 shares at $9.77 per share, and 2,846 at $5.27 per share. The shares earned at a fair value of $10.30 in 2008 were subsequently reassessed at $12.85 in light of our impending IPO resulting in an additional expense of $3,097 per SFAS 123R, which is not reflected in the table.

(4)	Mr. Bishkin earned 1,214 shares at $10.30 per share, 962 shares at $15.59 per share, 1,535 shares at $9.77 per share, and 2,846 at $5.27 per share. The shares earned at a fair value of $10.30 in 2008 were subsequently reassessed at $12.85 in light of our impending IPO resulting in an additional expense of $3,097 per SFAS 123R, which is not reflected in the table.

(5)	Mr. Still earned 2,257 shares at $10.30 per share, 1,764 shares at $15.59 per share, 3,169 shares at $9.77 per share, and 6,072 at $5.27 per share. The shares earned at a fair value of $10.30 in 2008 were subsequently reassessed at $12.85 in light of our impending IPO resulting in an additional expense of $3,097 per SFAS 123R, which is not reflected in the table.

(6)	Mr. Reichheld joined the Board of Directors on November 12, 2008. Mr. Reichheld earned 1,550 shares at $5.27 per share.

(7)	Mr. Clingman resigned from the Board of Directors on April 25, 2008. Mr. Clingman earned 2,597 shares at $10.30 per share for his services. The shares earned at a fair value of $10.30 in 2008 were subsequently reassessed at $12.85 in light of our impending IPO resulting in an additional expense of $3,097 per SFAS 123R, which is not reflected in the table.

Vote Required and Board of Directors’ Recommendation

Each director must be elected by a plurality of the votes cast, meaning that the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE BOARD’S THREE NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our balance sheets as of December 31, 2007 and 2008, and our related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the yearly periods ended December 31, 2006, December 31, 2007 and December 31, 2008. We expect representatives of KPMG LLP to be available in person or by telephone at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2008 and 2007:

	December 31,
Fee Category	2008	2007
Audit Fees	$1,804,577	$656,283
Audit-Related Fees	—	—
Tax Fees	$25,000	—
All Other Fees	—	—

Total	$1,829,577	$656,283

Audit Fees. Consists of the aggregate fees billed for professional services rendered for the audit of the our annual financial statements and review of financial statements included in our quarterly reports and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” We did not pay any fees in this category to KPMG LLP for the periods presented.

Tax Fees. Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services for 2008 consisted of tax advice on international tax matters.

All Other Fees. Consists of the aggregate fees billed for products and services, other than the services reported above. We did not pay any fees in this category to KPMG LLP for the periods presented.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG LLP. Our Audit Committee pre-approves services by authorizing either generally or specifically projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair of the Audit Committee the authority to address any requests for pre-approval of services between Audit Committee meetings; provided, however, that such additional or amended services may not affect KPMG LLP’s independence under applicable SEC rules. The Chair of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

100% of KPMG LLP’s services and fees in fiscal 2008 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors on May 30, 2008, which provides that its functions include the oversight of the quality of the company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the company’s independent registered public accounting firm, KPMG LLP, including reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by KPMG LLP, reviewing with management and the company’s independent registered public accounting firm the adequacy of internal financial controls, and reviewing critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles.

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of management’s assessment of internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2008

The Audit Committee reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2008 with management. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance). The Statement on Auditing Standards No. 61 (Communication with Audit Committees) was replaced during 2007 by the Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance).

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee reviewed the fees paid to KPMG LLP for its services and determined that KPMG LLP has not provided any non-audit services to Rackspace in 2008, except for $25,000 in fees related to tax advice.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Rackspace employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Palmer L. Moe (Chairman)

S. James Bishkin

Frederic C. Hamilton, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 1, 2009 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each named executive officer included in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 118,973,647 shares of common stock outstanding at April 1, 2009. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 1, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218.

Shares Beneficially Owned
	(a)	(b)	(a) + (b)
Name of Beneficial Owner	Common Shares Currently Held (# of shares)	Common Shares That May Be Acquired Within 60 Days of April 1, 2009 (# of shares)	Total Beneficial Ownership (# of shares)	Percent of Class (%)
5% Stockholders:
Entities affiliated with Norwest Venture Partners VIII, L.P.(1)	19,885,605	—	19,885,605	16.7%
Entities affiliated with Sequoia Capital Franchise Fund, L.P.(2)	11,785,546	—	11,785,546	9.9%

Directors and Executive Officers:
Graham Weston(3)	24,741,189	—	24,741,189	20.8%
A. Lanham Napier(4)	5,408,117	1,655,875	7,063,992	5.9%
Bruce R. Knooihuizen	60,000	125,000	185,000	*
Glenn Reinus(5)	100,000	902,414	1,002,414	*
Lew Moorman(6)	1,521,225	779,640	2,300,865	1.9%
John Lionato	—	56,250	56,250	*
Doug Loewe	—	—	—	*
David Belle-Isle	16,000	39,102	55,102	*
S. James Bishkin(7)	729,141	—	729,141	*
Frederic C. Hamilton, Jr.(8)	117,187	—	117,187	*
Palmer L. Moe	125,082	—	125,082	*
George J. Still, Jr.(1)	19,885,605	—	19,885,605	16.7%
Fred Reichheld	59,521	—	59,521	*
Mark P. Mellin	—	—	—	*
All directors and executive officers as a group (20 people)	53,122,389	4,078,906	57,201,295	46.5%

*	Less than 1%.

(1) Includes:

•	5,202,212 shares held by Norwest Venture Partners VII-A, L.P.,

•	11,812,216 shares held by Norwest Venture Partners VIII, L.P.;

•	509,444 shares held by NVP Entrepreneurs Fund VIII, L.P.;

•	2,301,392 shares held by Norwest Venture Partners IX, L.P.; and

•	60,341 shares held by NVP Entrepreneurs Fund IX, L.P.

George J. Still, Jr., one of our directors, is one of the managing partners, along with Promod Haque, of each of (i) Itasca VC Partners VII-A, LLC, the general partner of Norwest Venture Partners VII-A, L.P., (ii) Itasca VC Partners VIII, LLP, the general partner of each of Norwest Venture Partners VIII, L.P. and NVP Entrepreneurs Fund VIII, L.P., and (iii) Genesis VC Partners IX, LLC, the general partner of each of Norwest Venture Partners IX, L.P. and NVP Entrepreneurs Fund IX, L.P., and may be deemed to share voting or dispositive power over the shares held by the entities affiliated with Norwest Venture Partners VII-A, L.P. Mr. Still disclaims any beneficial ownership of shares held by the entities affiliated with the Norwest Venture Partners except to the extent of any pecuniary interest therein. The address of the Norwest Venture Partners entities is 525 University Ave., Suite 800, Palo Alto, CA 94301.

(2) Includes:

•	4,096,749 shares held by Sequoia Capital Growth Fund III, L.P.;

•	45,162 shares held by Sequoia Capital Growth Partners III, L.P.;

•	200,655 shares held by Sequoia Capital Growth III Principals Fund, L.P;

•	1,515,785 shares held by Sequoia Capital IX, L.P.

•	63,160 shares held by Sequoia Capital Entrepreneurs Annex Fund, L.P.;

•	5,160,350 shares held by Sequoia Capital Franchise Fund, L.P.; and

•	703,685 shares held by Sequoia Capital Franchise Partners, L.P.

SCGF III Management, LLC is the General Partner of Sequoia Capital Growth Fund III, L.P. and Sequoia Capital Growth Partners III, L.P, and the Managing Member of Sequoia Capital Growth III Principals Fund. Michael Moritz, Douglas Leone, Michael Goguen, Mark Kvamme, James Goetz, J. Scott Carter and Roelof Botha are Managing Members of SCGF III Management, LLC. SC IX.I Management, LLC is the General Partner of Sequoia Capital IX and Sequoia Capital Entrepreneurs Annex Fund. Michael Moritz, Douglas Leone, Mark Stevens, Michael Goguen and Mark Kvamme are Managing Members of SC IX.I Management, LLC. SCFF Management, LLC is the General Partner of Sequoia Capital Franchise Fund, L.P. and Sequoia Capital Franchise Partners, L.P. Michael Moritz, Douglas Leone, Mark Stevens and Michael Goguen are Managing Members of SCFF Management, LLC. The address of the Sequoia Capital entities is 3000 Sand Hill Road, Bldg 4, Suite 280, Menlo Park, CA 94025.

(3) Includes:

•	74,701 shares held directly by Graham Weston;

•	19,788,564 shares held by Trout, Ltd.;

•	299,091 shares held by Beaulieu River Rackinvest, LP;

•	85,227 shares held by Grainger Weston Remainderman Fund;

•	3,507,345 shares held by Beaulieu River Preferred, LP;

•	132,252 shares held by Beaulieu River Trout, Ltd.;

•	852,273 shares held by Giant Partners, L.P.; and

•	1,736 shares held by Knightsbridge, LC.

Mr. Weston, the Chairman of our Board of Directors, is the sole owner of Knightsbridge, LC, the general partner of each of Trout, Ltd., Beaulieu River Preferred, LP, Beaulieu River Trout, LP, and Giant Partners, L.P. Mr. Weston is the general partner of Beaulieu River Rackinvest LP. Mr. Weston’s children are the beneficiaries of the Grainger Weston Remainderman Fund trust. Mr. Weston disclaims any beneficial ownership of the shares held in Trout, Ltd., Beaulieu River Preferred, LP, Beaulieu River Trout, LP, and Giant Partners, L.P, Beaulieu River Rackinvest, LP and Grainger Weston Remainderman Fund, except to the extent of any pecuniary interest therein.

(4) Includes:

•	1,667,728 shares held directly by A. Lanham Napier;

•	3,687,830 shares held by HBSA, LP; and

•	52,559 shares held by the A. Lanham Napier 2007 Grantor Retained Annuity Trust.

Mr. Napier is the managing general partner and also a limited partner of HBSA, LP and the annuity beneficiary of the A. Lanham Napier 2007 Grantor Retained Annuity Trust.

(5) Includes 100,000 shares held by Glenn Reinus in trusts for the benefit of his children.

(6) Includes:

•	1,012,885 shares held directly by Mr. Moorman;

•	86,588 shares held by the Lewis Jefferson Moorman, IV 2007 Grantor Retained Annuity Trust;

•	93,388 shares held by the Laura Howell Moorman 2007 Grantor Retained Annuity Trust;

•	164,182 shares held by the Lewis Jefferson Moorman, IV 2009 Grantor Retained Annuity Trust; and

•	164,182 shares held by the Laura Howell Moorman 2009 Grantor Retained Annuity Trust.

Mr. Moorman, President, The Rackspace Cloud and Chief Strategy Officer, is the trustee of the Lewis Jefferson Moorman, IV 2007 Grantor Retained Annuity Trust and the Lewis Jefferson Moorman, IV 2009 Grantor Retained Annuity Trust. Mr. Moorman’s wife is the trustee of the Laura Howell Moorman 2007 Grantor Retained Annuity Trust and the Laura Howell Moorman 2009 Grantor Retained Annuity Trust.”

(7) Includes:

•	526,809 shares held directly by Mr. Bishkin;

•	188,616 shares held by the Bishkin 2000 Family, LP.; and

•	13,716 shares held by the Bishkin Family Trust.

Mr. Bishkin, one of our directors, is the general partner of the Bishkin 2000 Family, LP. and a beneficiary of the Bishkin Family Trust. Mr. Bishkin disclaims beneficial ownership of shares held by the Bishkin 2000 Family, LP. and Bishkin Family Trust except to the extent of any pecuniary interest therein.”

(8) Includes:

•	57,187 shares held directly by Mr. Hamilton; and

•	60,000 shares held by Portlock I, LP.

Mr. Hamilton, one of our directors, is the general partner of Portlock I, LP.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers.

Executive Officer	Age	Title
A. Lanham Napier	38	Chief Executive Officer, President and Director
Bruce R. Knooihuizen	53	Chief Financial Officer, Senior Vice President and Treasurer
Lew Moorman	38	President, The Rackspace Cloud and Chief Strategy Officer
Jim Lewandowski	48	Senior Vice President, Worldwide Sales
John Lionato	46	Senior Vice President, Customer Care
Alan Schoenbaum	51	Senior Vice President, General Counsel and Secretary
Klee Kleber	41	Vice President, Marketing and Product Development
Wayne Roberts	46	Vice President, Human Resources
Brian Thomson	35	Managing Director, EMEA
Troy Toman	42	Vice President, Operations

A. Lanham Napier—For biographical information see “Proposal 1— Election of Directors—Directors Not Standing for Election.”

Bruce R. Knooihuizen has served as our Chief Financial Officer, Senior Vice President and Treasurer since he joined us in February 2008. From 1996 until February 2008, Mr. Knooihuizen was Executive Vice President and Chief Financial Officer of Dobson Communications, a provider of rural and suburban wireless telephone services. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988, he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received his B.S. in Finance from Miami University in Oxford, Ohio and his M.B.A in Finance from the University of Cincinnati.

Lew Moorman was named as President, The Rackspace Cloud, on February 25, 2009 and also serves as our Chief Strategy Officer, a position he has held since April 2008. Prior to that time, Mr. Moorman served as our Senior Vice President, Strategy and Corporate Development from January 2004 until April 2008, as our Chief Marketing Officer from 2001 to December 2003 and as our Vice President, Strategy and Product Development from 2000 to 2001. Before joining Rackspace, Mr. Moorman held several positions at the management consulting firm McKinsey & Company, advising a variety of high technology clients on critical strategic issues. Mr. Moorman received his B.A. from Duke University and his law degree from Stanford Law School.

Jim Lewandowski has served as our Senior Vice President, Worldwide Sales since he joined us in September 2008. From January 2007 to September 2008, Mr. Lewandowski worked as an independent consultant for several mid-cap private equity firms on a variety of strategic acquisitions, technology evaluations, and technical strategy issues. From September 2003 to January 2007, Mr. Lewandowski was the Executive Vice President of the Americas at McAfee, Inc. where he oversaw the North American and Latin American sales organizations. From January 2001 to September 2003, he served as Vice President of Business and Enterprise Services, North America, at Yahoo!, where he worked closely with senior management to drive the company’s diversification efforts outside of online advertising. Mr. Lewandowski received his B.S. in Mechanical Engineering from Michigan Technological University and his M.B.A. from the University of St. Thomas in Houston.

John Lionato has served as our Senior Vice President, Customer Care since he joined us in May 2008. From January 2006 until March 2008, Mr. Lionato was a Vice President at Intuit in its Information Technology organization where he led business intelligence and employee support. From September 2004 to December 2005, he was the Center of Excellence Leader for Intuit’s Process Excellence organization where he was also the executive coach to Intuit’s CIO and the IT leadership team. From May 2002 until August 2004, Mr. Lionato was the Global Support Leader for Intuit’s Outsourced Payroll division at which time he also served as a director on the Board of Directors of CRI, Inc., a wholly owned division of Intuit. From January 2001 until April 2002, Mr. Lionato was the Supportability Leader in the Quickbooks division of Intuit. Prior to joining Intuit, Mr. Lionato held a variety of leadership positions at General Electric in Information Technology, Mergers & Acquisitions, Operations, and Quality. Mr. Lionato received his B.S. in Psychology from Fordham University in New York and his law degree from Quinnipiac University College of Law in Connecticut.

Alan Schoenbaum has served as our Senior Vice President, General Counsel and Secretary since he joined us in December 2005. From 1991 until December 2005, Mr. Schoenbaum was a partner in the San Antonio office of the law firm Akin Gump Strauss Hauer & Feld LLP. He received his B.A. in English and his law degree from the University of Texas at Austin.

Klee Kleber has served as our Vice President, Marketing and Product Development since he joined us in March 2007. From 2004 until March 2007, Mr. Kleber was Vice President, Marketing for Segway, the manufacturer and distributor of the Segway Personal Transporter. From 2003 until 2004, he managed U.S. marketing for Dell’s corporate desktop and notebook lines. From 2000 until 2003, he was a Vice President and General Manager in Dell’s European operation, serving in Germany and the U.K. From 1998 until 2000, he led Dell’s U.S. consumer marketing organization. From 1997 until 1998, he ran marketing for Dell in Japan. From 1994 until 1997, he managed domestic product marketing for Dell’s consumer and small-business product lines. Mr. Kleber received his B.A. in Economics and German from Rice University and his M.B.A. from the Wharton School at the University of Pennsylvania.

Wayne Roberts has served as our Vice President, Human Resources since November 2008 and was our Vice President, Infrastructure Services from November 2007 to October 2008. Prior to joining Rackspace, Mr. Roberts was the Director of Professional Services for Dell, Inc. from July 2000 to August 2007, where he helped build and manage a U.S. field organization of over 300 consulting professionals to deliver infrastructure consulting solutions to Dell customers and was a senior leader in Accenture, Ltd.’s (formerly Andersen Consulting) global human services practice from April 1994 to July 2000. From January 1987 until re-joining Accenture, Ltd. in April 1994, Mr. Roberts held various leadership positions in Trammell Crow Company and Accenture, Ltd. Mr. Roberts received his B.B.A. in Business Analysis and Research and his M.B.A. in Finance from Texas A&M University.

Brian Thomson has served as our Managing Director, EMEA since August 2008. Mr. Thomson was our Finance Director, EMEA from April 2006 to August 2008, and was responsible for accounting, financial planning and analysis, treasury, tax, and internal controls in EMEA. Before joining our EMEA operations, Mr. Thomson was a member of our US finance department from September 2004 to March 2006, overseeing capital investment, supply chain and data centre operations. From May 2003 to August 2004 he was a Finance Analyst at Dell, Inc. in Round Rock, Texas. Mr. Thomson received his B.A. in Finance from Baylor University and his M.B.A. from the University of Texas at Austin.

Troy Toman has served as our Vice President, Operations since he joined us in September 2006. From 2004 until September 2006, he was Vice President of Marketing at Kazeon Systems, an information access technology company which provides e-discovery solutions. From 2003 until 2004, Mr. Toman was Senior Director, utility computing at Veritas Software, a storage management software company, which was acquired by Symantec in 2005. From 1998 until 2002, Mr. Toman was Vice President and General Manager, Search Division at Inktomi Corporation, a software company, which was acquired by Yahoo! Inc. in 2002. From 1996 until 1998, Mr. Toman was Group Marketing Manager, Java OS at Sun Microsystems. From 1988 until 1996, he was Program Director, AIX Solution Developer Programs at IBM. Mr. Toman received his B.S. in Computer Sciences from Texas A&M University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2008 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. In addition, this discussion contains performance objectives established by us for 2009 solely with respect to our compensation programs. Such performance objectives do not constitute guidance regarding our expected future operating results.

Compensation Philosophy and Objectives

Our executive compensation program seeks to attract and retain talented, qualified senior executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short-term and long-term components, cash and equity elements, and fixed and performance contingent payments in proportions that we believe will provide appropriate incentives to reward our executives and help to:

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Support our performance-based approach to managing total compensation in order to foster a goal oriented, highly-motivated management team whose members have a clear understanding of our business strategies and priorities for growth;

•	Improve organizational excellence and align our executives’ objectives with our mission and goals, as well as with the interests of our stockholders; and

•	Share risks and rewards with employees at all levels.

Based on this philosophy, we seek to reward our executive officers as and when we achieve our goals and objectives and to generate stockholder returns by giving significant weight to performance-based compensation. A significant portion of the compensation for our executive officers is “at risk” based on the achievement of our corporate goals, which we believe aligns their interests with the interests of our stockholders.

As our organizational priorities continue to evolve, we intend to continue to re-evaluate as circumstances dictate, but at least on an annual basis, each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives. We anticipate making new awards and adjustments to the components of our executive compensation program on at least an annual basis in connection with our yearly compensation review and based upon the recommendations to the Compensation Committee by our Chief Executive Officer and/or other members of management.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee of our Board of Directors has overall responsibility for recommending to our Board of Directors the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Members of the committee are appointed by the Board of Directors. Currently, the committee consists of three members of the Board, Messrs. Hamilton, Moe, and Still, none of whom are executive officers of Rackspace. See the section entitled “Proposal 1—Election of Directors—Committees of our Board of Directors—Compensation Committee.”

The Compensation Committee has the authority to engage the services of outside consultants to assist it. The Compensation Committee retained Frederic W. Cook & Co., Inc. as its compensation consultant in 2009 to conduct a formal bi-annual review of executive compensation.

Total compensation targets for individual executives are based on an annual evaluation of the company’s performance, the executive’s performance, comparable peer group data, and market survey data. The evaluation of individual performance is done by the Compensation Committee, in the case of the Chief Executive Officer, and by the Chief Executive Officer, in the case of other executives. The Chief Executive Officer meets regularly with the Compensation Committee to discuss executive compensation matters and to make recommendations to the Compensation Committee with respect to other executives. The Compensation Committee may modify individual compensation components for executives other than the Chief Executive Officer after reviewing the Chief Executive Officer’s recommendations. The Compensation Committee and the Chief Executive Officer will also seek input from the Vice President, Human Resources and third party compensation consultants, and generally take other steps they determine necessary or appropriate, including relying on their respective experience, in determining appropriate compensation levels for the executives.

Although many compensation decisions are made in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed quarterly or more often as needed. The Compensation Committee has the discretion to adjust a component of compensation during the year in the event that it determines that circumstances warrant.

The Compensation Committee has taken the following steps to ensure that executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•	It has evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

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It has established a practice, in accordance with the rules of the New York Stock Exchange, of reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer independent of input from him; and

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It has established a policy, in accordance with the rules of the New York Stock Exchange, of reviewing on an annual basis the performance of our other executive officers with assistance from the Chief Executive Officer and determining what it believes to be appropriate total compensation for these executive officers.

Components of Executive Compensation

Our executive compensation program consists of the following components: base salary, cash incentive bonuses and long-term equity-based incentive awards, as further described below. We believe that each individual component is useful in achieving one or more of the objectives of our program. Together, we believe these components have been and will continue to be effective in achieving our overall objectives.

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Base salary is utilized to provide financial stability, recognize immediate contributions, compensate for significant responsibilities and provide an interim bridge until equity compensation has increased in value.

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Bonuses are utilized to encourage executives to deliver on short-term financial and operating goals and to ensure that a meaningful portion of compensation is based upon short-term performance in accordance with our “performance-based pay” philosophy.

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Equity awards are utilized to balance executives’ short-term thinking with a longer term perspective, reward for innovation, ensure alignment with stockholder interests and attract and retain key talent.

Our executives’ total compensation may vary significantly from year to year based on the results of the company, their business unit results, and individual performance.

Weighting of Compensation Components; Competitive Market Review

Weight of Compensation Components

We do not use pre-defined ratios in determining the allocation of compensation between base salary, bonus, and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, peer group data, and other factors. Our compensation policies related to executive compensation apply equally to all of our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities, and relative contributions.

Defining the Market

One set of benchmarks the Compensation Committee utilized in determining compensation in 2008 and 2009 included the use of two market references to compare total compensation for our executives to those in the market:

•	Companies Survey. A Radford Executive Survey of compensation among over 500 technology companies having revenue between $200 million and $500 million (“Radford Executive Survey”); and

•	Select Peer Group. Publicly available data for a group of seventeen publicly-traded companies with a financial profile similar to Rackspace (“Select Peer Group” or “Peer Group”).

In connection with its determination of executive compensation for 2009, the Compensation Committee revised the make-up of the Select Peer Group, which had previously included 21 peer companies, in accordance with the following criteria:

1.	Companies for which relevant compensation data is no longer available were eliminated.

2.	Additional companies meeting the following criteria were added:

a.	U.S.-based companies in the same similar Global Industry Classification Standard (GlCS) code as Rackspace;

b.	Between $150 million and $1.5 billion in revenues; and

c.	Between 1,000 and 4,500 employees.

3.	Companies with a market cap of less than $300 million or larger than $3 billion were eliminated.

As a result of this process, seventeen publicly traded companies were selected having financial profiles similar to Rackspace based on revenue, net income, market capitalization and number of employees, as well as companies with similar GICS industry classification. The revised peer group for the purposes of determining executive officer compensation for 2009 consists of the following organizations:

Akamai Technologies	Internap Network Services	Sapient
Ariba	ModusLink Global Solution	SAVVIS
Cbeyond	Move	Time Warner Telecom
DealerTrack Holdings	RealNetworks	ValueClick
Digital River	RedHat	Websense
Equinix	S1

The Compensation Committee compared the primary components of compensation for each executive officer’s respective position against compensation for executives of companies in both the Peer Group and the Radford Executive Survey to ensure that we continue to offer competitive compensation packages to our executives. Because we expect our executives’ individual performance to exceed that of the peer group, we expect total compensation will exceed the median for the companies in the peer group.

The Compensation Committee also considered internal pay equity, taking into account relative responsibilities, in establishing the components of executive compensation for each of our executives.

Cash Compensation

With respect to cash compensation for 2008, we compared the median total cash compensation amounts for executives of companies in the Peer Group and the Radford Executive Survey to determine whether total potential cash compensation for each of our executive officers, which includes salary and bonus, was comparable to the median for total cash compensation within each of the reference groups, except in the case of our Chief Executive Officer. Total cash compensation for each of the named executive officers, other than our Chief Executive Officer, fell at or within 20% below the median for each of the reference groups. Total cash compensation for our Chief Executive Officer for 2008 was approximately 50% below the median for each of the reference groups due to his substantial ownership of Rackspace common stock.

Base Salaries

We utilize base salary as a principal means of providing compensation for performing the essential elements of an executive officer’s job. We believe our base salaries are set at levels that allow us to attract and retain executives in the markets in which we compete for talent. Based upon our review of base salaries for executive officers of companies within the Peer Group and the Radford Executive Survey, we believe base salaries for our named executive officers are competitive with companies of a similar size with a financial profile similar to Rackspace and further, reflect our named executive officers’ current and expected contribution towards achievement of company goals.

The Compensation Committee generally targets base salaries for executives to be at or below the median for the Peer Group and the Radford Executive Survey, as every executive has been granted a significant number of stock options, relative to their base salary, which will have significant value to them if the company’s performance exceeds that of our competitors. For example, the median base salary for chief executive officers in the Peer Group for 2008 was $500,000 and median base salary for chief executive officers of the companies in the Radford Executive Survey for 2008 was $500,000. As indicated below, our Chief Executive Officer’s base salary was $350,000 for 2008. Median base salaries for other named executive officers of companies within the Peer Group for 2008 ranged from $276,000 to $323,000. Median base salaries for other named executive officers in the 2009 survey data ranged from $275,000 to $346,000. As indicated below, for 2008, annual salaries for our named executive officers other than our Chief Executive Officer ranged from $225,192 to $411,611.

As a result of our 2008 compensation review process:

•	Mr. Napier, our Chief Executive Officer, received a base salary increase from $265,000 for 2007 to $350,000 for 2008.

•	Mr. Loewe, our former Managing Director, Rackspace EMEA, received a base salary increase from $386,164 for 2007 to $411,611 for 2008. Mr. Loewe’s employment with us terminated on June 24, 2008.

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Mr. Reinus, our Senior Vice President of Worldwide Sales, received a base salary increase from $201,971 for 2007 to $229,237 for 2008. Mr. Reinus’ employment with us terminated in connection with his retirement on December 31, 2008.

•	Mr. Moorman, our Chief Strategy Officer, received a base salary increase from $215,495 for 2007 to $225,192 for 2008.

Base salaries were increased in 2008 for these named executive officers to reflect their additional responsibilities, to adjust for market competiveness and to reward them for their role in the company’s performance in 2007. We did not apply an objective formula to weight each of these factors in determining the total amount of each increase. Variances in the amount of salary increases among these officers were set to calibrate internal equity, reward performance, and adjust for market competitiveness. 2008 base salary for our Chief Executive Officer was increased from approximately 60% to approximately 80% of the median for each of these reference groups in recognition of his excellent performance and to bring it closer to the median for these reference groups. 2008 base salaries for our former Managing Director, Rackspace EMEA and our Chief Strategy Officer were increased by 4% as part of a broad based increase in average base salaries of our employees averaging approximately 4%, with the exact size of each increase based on individual performance and other factors. Specifically, the base salary of our Managing Director, Rackspace EMEA was increased in recognition of the increase in sales of our U.K. and European operations, and the base salary of our Chief Strategy Officer was increased in-line with the other salary increases given across the company. Base salary for our Senior Vice President of World Wide Sales was increased by approximately 13.5%, the result of performance and to reflect increased responsibilities.

Mr. Knooihuizen, our Chief Financial Officer, became an employee in February 2008 and receives a base salary of $350,000. Mr. Knooihuizen’s salary was determined based on negotiations with the company and benchmarked against compensation for chief financial officers of companies in the Peer Group and the Radford Executive Survey. Mr. Knooihuizen’s salary is approximately 8% higher than these median salaries.

Mr. Lionato, our Senior Vice President of Operations, became an employee in May 2008 and receives a base salary of $330,000. Mr. Lionato’s salary was determined based on negotiations with the company and benchmarked against compensation for senior operations executives of companies in the Peer Group and the Radford Executive Survey. Mr. Lionato’s salary is approximately 13% higher than these median salaries.

The base salary of our named executive officers will be reviewed on an annual basis and adjustments will be made to reflect performance-based factors, as well as competitive conditions. We have not applied, and do not intend to apply, specific formulas to determine increases. As we have in the past, we may refer to private and public company surveys, as well as data for other public companies and compare our base salary against those we consider to be appropriate market comparables. Where it is determined that our base salary is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary. The Compensation Committee expects to review executive salaries in the first quarter of each year, with any adjustments to be effective in that quarter.

As a result of our 2009 compensation review process, it was determined that none of our executive officers would receive a salary increase due to the current economic conditions.

Cash Bonus

Our named executive officers participate in our non-equity incentive plan, or NEIP, along with all other employees except those otherwise covered by our performance incentive plans designed for sales, product development, and support staff.

The NEIP is designed to reward executives and other employees for the achievement of our financial and strategic goals. Target payout levels correspond to our performance against the economic objectives discussed below. This program aligns executive rewards to execution on those activities that drive measurable success and progress against our growth strategies. This program provides a direct and measurable way to align the executive’s goals with our corporate objectives of building high performing teams of talented and engaged Rackers, creating loyal customers, and increasing revenue, profit, and stockholder value. Achievement of the goals requires a sustained high level of performance.

The NEIP provides cash compensation when financial objectives are achieved. Target bonus amounts for our named executive officers are generally based on a pre-established percentage of an executive’s base salary, ranging from 40% to 70% of the executive’s annual salary depending on the executive’s responsibilities with the company. The target bonus percentages are periodically reviewed taking into account changes in competitive market data. The Compensation Committee believes that by keeping base salary competitive it is likely that the target bonus amounts should normally continue to be competitive. The Compensation Committee has the discretion to increase or decrease a payout under the NEIP at any time in the event that it determines that circumstances warrant adjustment or to pay bonuses outside of the NEIP in its sole discretion.

As a percentage of salary, target bonus amounts for each of our named executive officers, other than the Chief Executive Officer, generally fall within 20% of median bonus amounts for executive officers in similar positions at companies in the Peer Group and the Radford Executive Survey. The median bonus amounts as a percentage of base salary for named executive officers other than chief executive officers at companies within the Peer Group and subject to the Radford Executive Survey data ranged from 32% to 60%. As indicated below, target bonus amounts as a percentage of base salary for our named executive officers other than our Chief Executive Officer ranged from 40% to 69%. Actual bonus amounts paid for 2008 to these named executive officers ranged from $91,194 to $156,955, or 40.5% to 68.5% of base salary. The median bonus amounts as a percentage of base salary for chief executive officers in the Peer Group and for companies subject to the Radford Executive Survey were each 100%. As indicated below, our Chief Executive Officer’s target bonus amount for 2008 was $245,000, or 70% of his base salary, with an actual bonus paid of $200,116, or 57.2% of his salary.

The 2008 NEIP payout amounts were calculated based on company performance against specific financial objectives relating to economic profit, which is primarily a measurement of profitability after making certain adjustments to GAAP profits, including deducting the opportunity cost of equity capital and a number of other factors relating to capital investments. For 2008, the company established annual targets measuring the achievement of economic profit. The target economic profit for a 70% payout and actual results for 2008 were as follows:

Period	Target Economic Profit ($)	Actual Economic Profit ($)	NEIP Payout as a Percentage of Target
1st half of 2008	1,452,716	1,419,311	68%
2nd half of 2008	(5,384,646)	3,563,661	90	%*

*	Due to deteriorating economic conditions and other qualitative factors, in the 2nd half of 2008 the Compensation Committee exercised their discretion and decreased the bonus pool payable based on our actual economic profit achievement. The initial bonus pool payable based on our actual economic profit achievement was over 100% and the Compensation Committee decreased the bonus pool to 90%.

NEIP payout amounts were based on achievement of annual targets, payable semi-annually. In 2008, the company changed from quarterly targets and payouts as part of the anticipated shift to annual targets and payments under the NEIP to align awards with the measurement periods for many of the company performance metrics used by our management. In 2009, the company shifted to quarterly performance targets with semi-annual payouts to allow more flexibility to respond to the economic environment. It is the intention of the Compensation Committee to eventually move to annual performance targets and payouts.

Target economic profit is established by the Board of Directors based upon our internal annual budgets, forecasts and other pre-established objectives relating to profitability, capital investment and other proprietary measurements. Economic profit was selected as a financial metric specifically to focus participants across the company on achieving profitable growth of the company.

The company performance objectives that were established for management under the NEIP are the same as those applicable for non-executive employees. We believe rewarding our executive management and non-executive employees based on achievement of the same financial and corporate objectives contributes to a collaborative, team-oriented culture.

The Compensation Committee delayed the implementation of individual performance measures for executives until the 2009 performance year. The NEIP now accounts for both company performance and individual performance in the payout calculation. Individual goals are established quarterly. Due to differences in roles and responsibilities among executives, individual goals are expected to vary from executive to executive. For example, individual goals for an executive in a sales function may include the achievement of certain sales or revenue goals, while individual goals for other executives may include the completion of certain initiatives, projects or transactions. We do not intend to have a personal performance component to our Chief Executive Officer’s NEIP, since we believe that the overall performance of the company is the best indicator of the performance of our Chief Executive Officer.

The company performance component under the NEIP for 2009 will be measured based on net income on a quarterly basis.

Each of the named executive officers has individual performance targets that are also set on a quarterly basis. The individual targets for the quarter ending March 31, 2009 relate directly to the strategic initiatives and areas of operational influence of the respective executives, such as growth of our cloud business for our President, The Rackspace Cloud and return on capital for our Chief Financial Officer.

We believe that the achievement of our NEIP financial targets as supplemented by individual goals identified for our executives and approved by our Chief Executive Officer requires significant effort on the part of each of our executives. For 2009, we believe that the NEIP goals and the individual performance goals will be at least partially achieved, thus making at least a partial payout likely. NEIP payment amounts will be determined on a pro rata basis based upon the percentage achievement of targets.

It is possible under the plan for an executive to receive a partial payment of his target NEIP payout amount because the executive has reached their individual objectives even though the company as a whole has failed to meet its financial objectives (or vice versa). Further, our Compensation Committee and Chief Executive Officer retain the discretion to increase any payouts under the NEIP in connection with the review of performance of an executive against the company’s financial goals and their personal goals.

The initial pool available for the funding of our bonus plan is determined by measuring the company’s achievement of a target performance measure, which provides the initial bonus pool. The initial bonus pool is then analyzed by the Compensation Committee and may be adjusted at its discretion. Upon a final determination of the bonus pool amount, the calculation of an executive’s bonus for 2009 will then determined by the executive’s individual performance against goals established by the Board of Directors or senior executives, as appropriate.

The following tables show target and actual bonus amounts for 2008:

Executive	Target Bonus (1)	Target Bonus as a Percentage of 2008 Base Salary	NEIP Bonus Earned	Discretionary Bonus Earned		Total Bonus Earned	Actual Bonus as a Percentage of Base Salary
A. Lanham Napier	$245,000	70%	$200,116	$—		$200,116	57.2%
Chief Executive Officer and President

Bruce R. Knooihuizen	$160,616	50%	$138,600	$—		$138,600	43.1%
Chief Financial Officer, Senior Vice President and Treasurer

Glenn Reinus	$158,174	69%	$131,955	$25,000	(2)	$156,955	68.5%
Senior Vice President, Worldwide Sales

Lew Moorman	$112,596	50%	$91,194	$—		$91,194	40.5%
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	$110,753	50%	$112,077	$—		$112,077	50.6%
Senior Vice President, Operations

Former Officers
David Belle-Isle(3)	$103,763	50%	$42,748	$—		$42,748	20.6%
Senior Vice President, Human Resources

Doug Loewe(4)	$95,726	50%	$2,157	$—		$2,157	1.1%
Managing Director, Rackspace EMEA

(1)	The target bonus is calculated on the specified percentage of base salary in effect at the end of 2008 or at the date of termination, and has been prorated for actual days employed with the company.
(2)	Represents the discretionary amount paid due to the achievement of certain individual performance targets.
(3)	David Belle-Isle terminated his employment with the company effective on October 31, 2008.
(4)	Doug Loewe terminated his employment with the company effective on June 24, 2008.

The following table shows the bonus targets for the named executive officers for 2009:

Executive	Target Bonus	Target Bonus as a Percentage of 2009 Base Salary
A. Lanham Napier	$245,000	70%
Chief Executive Officer and President

Bruce R. Knooihuizen	$175,000	50%
Chief Financial Officer, Senior Vice President and Treasurer

Lew Moorman	$112,596	50%
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	$165,000	50%
Senior Vice President, Operations

The 2009 bonus targets for our named executive officers remained unchanged from the previous year.

Equity Incentives

We use equity awards in the form of stock options to incentivize executives to increase long-term stockholder value, to foster a long-term commitment to us and our stockholders and to attract and retain executives. A number of factors are considered when determining the size of all grants, including competitive market factors, executive performance and retention value and a review of the executive’s overall compensation package. The initial option grants at the commencement of employment with us are generally designed to attract experienced executives with established records of success. Subsequent grants are designed to ensure that equity compensation remains competitive within our industry group and provides significant retention incentive. We do not, however, have any stock ownership requirements or objectives for our executives.

Most option awards for named executive officers vest annually at 25% per year and have a 10-year maximum term, subject to continued employment through each such vesting date. All options granted on March 5, 2008 to named executive officers shall vest in full on the third anniversary of the date of grant or earlier upon the termination of the executive officer without cause within 12 months following a change in control. We anticipate that all grants to be made to named executive officers under the Amended and Restated 2007 Long Term Incentive Plan going forward will vest in full upon the involuntary termination of the executive officer without cause within 12 months following a change in control. The portion of an option that is vested generally must be exercised within 90 days after the date of termination of an executive’s employment. Option awards made prior to our IPO in August 2008 had an exercise price per share equal to the fair market value of our common stock as determined by our Board of Directors on the date of grant. Following the completion of the offering, the exercise price of our option awards equal the closing price of our common stock on the date of grant as reported on the New York Stock Exchange. Although our practice in recent years has been to provide equity incentives principally in the form of stock option grants that vest over time, our Compensation Committee may consider alternative forms of equity or alternative vesting strategies based on the achievement of performance milestones or financial metrics.

In 2008 and 2009, the following stock option grants to named executive officers were approved:

Name	Grant Date	Shares Underlying Options (#)	Exercise Price	Expiration Date
A. Lanham Napier	3/5/2008	211,400	$10.30	3/5/2018
Chief Executive Officer and President	2/25/2009	300,000	$5.09	2/25/2019

Bruce R. Knooihuizen	2/1/2008	500,000	$9.14	2/1/2018
Chief Financial Officer, Senior Vice President and Treasurer	2/25/2009	240,000	$5.09	2/25/2019

Glenn Reinus(1)	3/5/2008	118,300	$10.30	3/5/2018
Senior Vice President, Worldwide Sales

Lew Moorman	3/5/2008	118,300	$10.30	3/5/2018
President, The Rackspace Cloud, and Chief Strategy Officer	2/25/2009	150,000	$5.09	2/25/2019

John Lionato	5/30/2008	225,000	$14.00	5/30/2018
Senior Vice President, Operations	2/25/2009	200,000	$5.09	2/25/2019

Former Officers
David Belle-Isle(2)	3/5/2008	54,900	$10.30	3/5/2018
Senior Vice President, Human Resources

Doug Loewe(2)	3/5/2008	54,900	$10.30	3/5/2018
Managing Director, Rackspace EMEA

(1)	None of the option shares granted to Mr. Reinus on March 5, 2008 were vested at the time of Mr. Reinus’ retirement on December 31, 2008 and pursuant to the terms of the option agreement, automatically expired on December 31, 2008.

(2)	None of the option shares granted to Mr. Belle-Isle or Mr. Loewe on March 5, 2008 vested due to the termination of their employment with us prior to vesting.

The exercise price of each of these options was set at the fair market value of an underlying share of our common stock on the date of grant as determined by our Board of Directors, after taking into account valuation reports received from an independent valuation firm, for option grants made prior to our IPO and by the closing market price of our common stock on the effective date of the grant for option grants made after our IPO.

Grants of options to our executive officers in 2008 were made from a pool of shares constituting approximately 3.1% of our outstanding shares of common stock that were made available for grant to our employees. In future years we anticipate making broad annual grants to our employees, which may be more or less than the 3.1% for 2008. The size of this pool compares favorably with the median annual option grant amount by companies in the Peer Group of approximately 3.3%. About half of the shares available for this annual option grant for 2008 were allocated to approximately 125 of our managers and executive officers, including our named executive officers. The size of the award to each manager and executive officer was determined based upon a target percentage as compared to the size of the award to our Chief Executive Officer. For example, the target percentages assigned to each of our Chief Executive Officer, our former Managing Director, Rackspace EMEA, and our former Senior Vice President of Worldwide Sales were 100%, 56%, and 56%, respectively. The aggregate number of shares available for grant to our managers, executive officers and our Chief Executive Officer were then allocated to each of these individuals based upon the respective percentages assigned to them. In recognition of our increase in sales, our overall financial performance for 2007 and the Compensation Committee’s desire to recognize his significant contribution to the performance of the Company, the 211,400 share option grant awarded to our Chief Executive Officer was 140% of his target grant size. Additionally, in recognition of our significant continuing sales growth, the 118,300 shares option grant to our former Senior Vice President of Worldwide Sales was also 140% of his target grant size. Accordingly, the actual grant amount for our former Senior Vice President of Worldwide Sales as a percentage of the number of shares subject to the grant to our Chief Executive Officer was approximately 56%. Since the former Managing Director, Rackspace EMEA commenced employment during 2007, the actual grant amount as a percentage of the number of shares subject to the grant to our Chief Executive Officer was less at approximately 26%.

Grants of options to our executive officers in 2009 were made from a pool of shares constituting approximately 3.6% of our outstanding shares of common stock that were made available for grant to our employees. The size of this pool compares favorably with the three-year median annual option grant amount by companies in the Peer Group of approximately 3.7%. About half of the shares available for this annual option grant for 2009 were allocated to approximately 85 of our managers and executive officers, including our named executive officers. The size of the award to each manager and executive officer was determined based upon a target percentage as compared to the size of the award to our Chief Executive Officer. For example, the target percentages assigned to each of our Chief Executive Officer, our Chief Financial Officer and our Chief Strategy Officer were 100%, 40%, and 40%, respectively. The aggregate number of shares available for grant to our managers, executive officers and our Chief Executive Officer were then allocated to each of these individuals based upon the respective percentages assigned to them. As part of his promotion to President, The Rackspace Cloud, our Chief Strategy Officer was awarded 125% of his target grant size. Our Chief Financial Officer and Senior Vice President, Operations received 200% and 167%, respectively, of their target grant as part of an executive retention initiative.

Special grants to Messrs. Napier and Moorman

On February 25, 2009, Messrs. Napier and Moorman received performance-based restricted stock unit, or RSU, grants. The grants, which are intended to provide additional incentive to maximize the company’s performance, consist of 1,500,000 RSU’s for Mr. Napier and 500,000 RSU’s for Mr. Moorman. The Compensation Committee determined the size of the grants based upon a number of factors, including the value of Messrs. Napier’s and Moorman’s then current outstanding equity ownership, in the case of Mr. Napier, the total compensation granted to other chief executive officers in the peer group, in the case of Mr. Moorman, his strategic value to our organization, and the analysis of the stockholder value creation that would result from increases to the value of our common stock. The Compensation Committee did not apply an objective formula to weight each of these factors in determining the RSU grant sizes.

The RSU’s will vest based on the Total Shareholder Return, or TSR, of our common stock for both 3 and 5-year performance periods commencing on February 25, 2009 as compared to the TSR for the top performing constituents of the Russell 2000 index over these periods. TSR is calculated based upon the average closing stock price for the 20 trading days prior to the measurement date. Up to 750,000 shares subject to the RSU’s granted to Mr. Napier and up to 300,000 shares subject to the RSU’s granted to Mr. Moorman shall vest based on our TSR for the 3-year performance period, subject to a positive TSR by the company as follows:

3-Year Performance	Vested RSU’s	Vested RSU’s
	- Napier	- Moorman
Top 25% TSR for Russell 2000	250,000	150,000
Top 50% TSR for Russell 2000	500,000	150,000

Total Potential RSU’s	750,000	300,000

Up to 750,000 shares subject to the RSU’s granted to Mr. Napier and up to 200,000 shares subject to the RSU’s granted to Mr. Moorman shall vest based on our TSR for the 5-year performance period, subject to a positive TSR by the company as follows:

5-Year Performance	Vested RSU’s	Vested RSU’s
	- Napier	- Moorman
Top 25% TSR for Russell 2000	250,000	100,000
Top 50% TSR for Russell 2000	500,000	100,000

Total Potential RSU’s	750,000	200,000

Accordingly, if TSR does not fall within the historical top half of Russell 2000 companies for a performance period, no vesting will occur with respect to such period. The lengths of the evaluation periods were selected based upon the Compensation Committee’s desire to encourage Mr. Napier to focus on mid to long-term TSR rather than short-term growth. Additionally, TSR is commonly tracked in the financial industry based upon 3 and 5-year periods.

These vesting schedules were designed to bring Mr. Napier’s total target direct compensation close to the 75th percentile for chief executive officer’s in the peer group if the company generates 75th percentile TSR and 50th percentile for chief executive officer’s in the peer group if the company generates 50th percentile TSR relative to the index. Similarly, these vesting schedules were designed to bring Mr. Moorman’s total target direct compensation above the 75th percentile for chief strategy officers in the peer group if the company generates 75th percentile TSR and above 50th percentile for chief strategy officers in the peer group if the company generates 50 th percentile TSR relative to the index. Mr. Moorman’s total direct compensation was targeted above the benchmarks of chief strategy officers to reflect the additional responsibilities he holds as President, The Rackspace Cloud.

If either Mr. Napier or Mr. Moorman voluntarily leave the company prior to the end of the 3 or 5-year evaluation periods, none of the RSU’s held by such executive for the applicable periods will vest, and such executive will forfeit the applicable RSU’s. If Mr. Napier no longer serves as Chief Executive Officer because of death, disability or a change of control, Mr. Napier will be eligible to retain the RSU’s subject to their vesting conditions. If Mr. Moorman is no longer an employee because of death, disability or a change of control, Mr. Moorman will be eligible to retain the RSU’s subject to their vesting conditions. The RSU grants include a provision which allows for both Mr. Napier and Mr. Moorman to be eligible to retain the RSU’s, subject to their vesting conditions, in the event that they are terminated by the company without “cause”, as defined in our Amended and Restated 2007 Long Term Incentive Plan.

The estimated compensation expense associated with the grants was determined using a Monte Carlo analysis prepared by a third party. Because the performance measures of the grants are market-based, these expenses will be incurred regardless of the actual performance, unless the executive leaves the company and the RSU’s have not vested. The compensation expense associated with these grants is estimated to be as follows:

Executive	2009	2010	2011	2012	2013	2014
A. Lanham Napier	$1,168,163	$1,383,600	$1,383,600	$681,149	$551,600	$85,888
Lew Moorman	$607,834	$719,933	$719,933	$298,350	$220,600	$34,349

Benefits

Our executives participate in our standard benefit plans, which are offered to all U.S.-based employees and include our 401(k) plan. We do not currently provide a matching contribution in our 401(k) plan. Prior to his departure from the company Mr. Loewe participated in our non-mandatory defined contribution plan offered to Rackers in the U.K. The Rackspace Managed Hosting Group Legal & General Pension Scheme (the Pension Plan) does not require employee contribution, and employees vest immediately in our contributions. We contributed 10% of Mr. Loewe’s base salary under the Pension Plan, from January 1, 2008 until June 24, 2008, the date of his departure.

Our executives have the opportunity to participate in our health and welfare benefit programs which include a group medical program, a group dental program, a vision program, life insurance, disability insurance and flexible spending accounts. These benefits are the same as those offered to all other U.S.-based employees. Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of their annual base salary. See the “All Other Compensation” column of the Summary Compensation Table.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. Our Compensation Committee and our Board of Directors may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Severance Compensation and Termination Protection

See the section entitled “Employment Contracts and Change of Control Arrangements” for a presentation of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms agreements containing any such terms. Our Compensation Committee believes that these change in control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction involving a change in control and reduce the risk that an executive would leave their employment before a transaction is consummated.

Report of the Compensation Committee of the Board of Directors

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Rackspace Hosting, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Rackspace Hosting, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

THE COMPENSATION COMMITTEE

Frederic C. Hamilton, Jr. (Chairman)

Palmer L. Moe

George J. Still, Jr.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee, consisting of Frederic C. Hamilton, Jr. (Chairman), Palmer L. Moe, and George J. Still, Jr., has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our Chief Executive Officer and our Chief Financial Officer in 2008, the three other most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, serving at December 31, 2008; and two additional individuals for whom disclosure would have been provided pursuant to SEC rules but for the fact that the individual was not serving as an executive officer of the company as of December 31, 2008. Such executive officers collectively are referred to as the “named executive officers.”

Name & Principal Position	Year	Salary	Bonus		Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation Earnings		Total
A. Lanham Napier	2008	$345,747	$—		$549,344	$200,116	$367	(7)	$1,095,574
Chief Executive Officer and President	2007	$264,986	$31,800	(5)	$185,561	$87,768	$192	(7)	$570,307

Bruce R. Knooihuizen	2008	$322,468	$—		$743,674	$138,600	$123,429	(8)	$1,328,171
Chief Financial Officer, Senior Vice President and Treasurer

Glenn Reinus	2008	$222,655	$25,000	(6)	$274,826	$131,955	$367	(7)	$654,803
Senior Vice President, Worldwide Sales	2007	$202,251	$33,446	(5)	$43,249	$93,778	$15,309	(9)	$388,033

Lew Moorman	2008	$226,319	$—		$239,083	$91,194	$367	(7)	$556,963
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	2008	$222,811	$—		$293,740	$112,077	$36,746	(10)	$665,374
Senior Vice President, Operations

Former Officers
David Belle-Isle(3)	2008	$220,230	$—		$447,752	$42,748	$172,205	(11)	$882,935
Senior Vice President, Human Resources

Doug Loewe(4)	2008	$204,580	$—		$73,320	$2,157	$626,563	(12)	$906,620
Managing Director, Rackspace EMEA		(or £103,460)				(or £1,091)	(or £316,865)
	2007	$194,567	$46,340	(5)	$239,945	$68,168	$44,864	(13)	$593,884
		(or £95,731)	(or £22,800)			(or £33,540)	(or £22,074)

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2008 fiscal years for the fair value of stock options granted to each of the named executive officers in 2007 and 2008 as well as prior fiscal years in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by named executives.

(2)	Represents payments of the NEIP designed to reward executives for achievement of our financial and strategic goals for 2007 and 2008 as further described in the “Executive Compensation—Compensation Discussion and Analysis”, including discretionary bonus payments related to fourth quarter of 2007 that were also made available to all other employees on the quarterly non-equity incentive plan. It is also noted that, due to deteriorating economic conditions and other qualitative factors, in the 2nd half of 2008 the Compensation Committee exercised its discretion and decreased the bonus pool payable based on our actual economic profit achievement. The initial bonus pool payable based on our actual economic profit achievement was over 100% and the Compensation Committee decreased the bonus pool to 90%.

(3)	Mr. Belle-Isle terminated his employment with us on October 31, 2008.

(4)	Mr. Loewe terminated his employment with us effective on June 24, 2008. Mr. Loewe’s cash compensation was paid in British pounds, which amounts are included in both British pounds and U.S. dollars based on an exchange rate of 1.98 U.S. dollars per British pound for 2008, the average exchange rate during the period from January 1, 2008 through July 31, 2008, and an exchange rate of 2.03 U.S. dollars per British pound for 2007, the average exchange rate during the period from the commencement of Mr. Loewe’s employment on June 29, 2007 through December 31, 2007.

(5)	Represents discretionary awards approved by the Board of Directors in January 2008. Although the company did not meet the quarterly goal under the NEIP for the fourth quarter of 2007, the Board of Directors approved a full payout of target amounts in the fourth quarter as a discretionary bonus because of improved customer satisfaction, outstanding annual sales growth and profitability, and a fanatical response to a service outage in the fourth quarter.

(6)	Consists of a discretionary amount paid to Mr. Reinus due to the achievement of certain individual targets prior to his retirement.

(7)	The entire amount shown consists of life insurance premiums.

(8)	Consists of (a) discount purchase of securities resulting in SFAS 123R expense of $103,200 resulting from a subsequent reassessment of the fair value of our common stock from $9.14 to $10.86 in light of our impending IPO, (b) relocation expense of $19,862 and (c) life insurance premiums of $367.

(9)	Consists of (a) a car allowance of $15,118 and (b) $191 in life insurance premiums.

(10)	Consists of (a) relocation expenses of $36,379 and (b) life insurance premiums of $367.

(11)	Consists of (a) severance payment of $151,667, (b) relocation expenses of $20,171 and (c) life insurance premiums of $367.

(12)	Consists of (a) severance payment of $495,477, (b) relocation expenses of $75,657, (c) travel allowance of $33,012, and (d) contributions by the company of $22,417 to the Pension Plan for Mr. Loewe.

(13)	Consists of (a) payments for travel allowances of $29,792 (b) contributions by the company of $14,481 to the Pension Plan for Mr. Loewe, and (c) $591 in life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2008

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2008. For more information, please refer to “Executive Compensation—Compensation Discussion and Analysis—Equity Incentives.”

Name & Principal Position	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards Target (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise of Base Price of Option Awards (3)	Grant Date Fair Value of Stock Option Awards (4)
A. Lanham Napier	3/5/2008	—	211,400	$10.30	$1,804,468
Chief Executive Officer and President	—	$245,000	—	—	—

Bruce R. Knooihuizen	2/1/2008	—	500,000	$9.14	$3,559,100
Chief Financial Officer, Senior Vice President and Treasurer	—	$160,616	—	—	—

Glenn Reinus	3/5/2008	—	118,300	$10.30	$1,009,785
Senior Vice President, Worldwide Sales	—	$158,174	—	—	—

Lew Moorman	3/5/2008	—	118,300	$10.30	$1,009,785
President, The Rackspace Cloud, and Chief Strategy Officer	—	$112,596	—	—	—

John Lionato	5/30/2008	—	225,000	$14.00	$2,186,033
Senior Vice President, Operations	—	$110,753	—	—	—

Former Officers
David Belle-Isle	3/5/2008	—	54,900	$10.30	$468,615
Senior Vice President, Human Resources	—	$103,763	—	—	—

Doug Loewe	3/5/2008	—	54,900	$10.30	$468,615
Managing Director, Rackspace EMEA	—	$95,726	—	—	—

(1)	Represents target awards under our NEIP. The target award is calculated on a specified percentage of base salary in effect at the end of 2008 and pro-rated for the amount of time the executive is employed by our company. We do not set threshold or maximum amounts for grants under the NEIP.

(2)	Represents stock option awards granted under our Amended and Restated 2007 Long Term Incentive Plan on the dates set forth in this table. The options granted on 3/5/2008 vest in full on the third anniversary of the grant date. The remaining option grants shown vest in increments of 25% on each of the first four anniversaries of the date of grant. The options have a maximum term of ten years.

(3)	Based on the valuation of our common stock as of the date of grant.

(4)	Represents grant date value computed in accordance with SFAS 123(R).

Outstanding Equity Awards at December 31, 2008

The following table sets forth information regarding outstanding option awards held by our named executive officers as of December 31, 2008.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
A. Lanham Napier	3/5/2008	(1)	—	211,400	$10.30	3/5/2018
Chief Executive Officer and President	12/31/2005	(2)	1,528,500	509,510	$2.50	12/31/2015

Bruce R. Knooihuizen	2/1/2008	(3)	—	500,000	$9.14	2/1/2018
Chief Financial Officer, Senior Vice President and Treasurer

Glenn Reinus	12/31/2005	(4)	356,250	—	$2.50	12/31/2009	(15)
Senior Vice President, Worldwide Sales	2/25/2003	(5)	1,153,833	—	$0.65	12/31/2009	(15)

Lew Moorman	3/5/2008	(6)	—	118,300	$10.30	3/5/2018
President, The Rackspace Cloud, and Chief Strategy Officer	12/31/2005	(7)	292,500	97,500	$2.50	12/31/2015
	1/16/2004	(8)	350,000	—	$1.20	1/16/2014
	4/1/2002	(9)	112,500	—	$0.65	4/1/2011
	4/1/2001	(10)	20,834	—	$0.35	4/1/2010
	1/1/2001	(11)	27,277	—	$0.35	1/1/2010
	4/26/2000	(12)	51,513	—	$0.35	4/26/2009

John Lionato	5/30/2008	(13)	—	225,000	$14.00	5/30/2018
Senior Vice President, Operations

Former Officers
David Belle-Isle	10/1/2007	(14)	93,750	—	$5.82	4/30/2009	(16)
Senior Vice President, Human Resources

Doug Loewe	—		—	—	—	—
Managing Director, Rackspace EMEA

(1)	The option was granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The option vests in full on the third anniversary of the grant date, or March 5, 2011, and has a term of 10 years.

(2)	The option was granted pursuant to our 2005 Non-Qualified Stock Option Plan. The option vests quarterly over four years commencing on the grant date of December 31, 2005 and has a term of 10 years. The unvested shares subject to the option fully vest upon a change in control of Rackspace; provided, however, that we or our successor may require that any shares subject to such accelerated vesting that are exercised by Mr. Napier shall be held in escrow subject to Mr. Napier continuing to provide services to successor entity in such change in control for up to one year or the earlier of his death, disability, or termination without cause. If Mr. Napier fails to meet the obligations of his service requirement he will forfeit to us or our successor any shares that were accelerated and would not otherwise have been vested as liquidated damages.

(3)	The option was granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The option vests 25% per year over four years commencing on the grant date of February 1, 2008 and has a term of 10 years.

(4)	The option was granted pursuant to our 2005 Non-Qualified Stock Option Plan. The option vests 25% per year over four years commencing on the grant date of December 31, 2005 and has a term of 10 years.

(5)	The option was granted on February 25, 2003 pursuant to the 1999 Assumed Stock Plan. Of the original 1,200,000 option shares granted, 525,000 shares vested on March 31, 2004, 150,000 shares vested per quarter beginning June 30, 2004 through the quarter ending December 31, 2005. The remaining 225,000 shares vested on March 31, 2006. This option has a term of seven years.

(6)	The option was granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The option vests in full on the third anniversary of the grant date, or March 5, 2011, and has a term of 10 years.

(7)	The option was granted pursuant to our 2005 Non-Qualified Stock Option Plan. The option vests quarterly over four years commencing on the grant date of December 31, 2005 and has a term of 10 years.

(8)	The option was granted pursuant to our 2003 Stock Option Plan. The option vested quarterly over four years commencing on the grant date of January 16, 2004 and has a term of 10 years.

(9)	The option was granted pursuant to our 1999 Assumed Stock Option Plan. The option vested 1/12th quarterly over 3 years commencing on the grant date of April 1, 2002 and has a term of 7 years.

(10)	The option was granted pursuant to our 1999 Assumed Stock Option Plan. The option vested 1/12th quarterly over 3 years commencing on the grant date of April 1, 2001 and vested options expire on the sixth anniversary of the date that they vested.

(11)	The option was granted pursuant to our 1999 Assumed Stock Option Plan. The option vested 1/12th quarterly over 3 years commencing on the grant date of January 1, 2001 and vested options expire on the sixth anniversary of the date that they vested.

(12)	The option was granted pursuant to our 1999 Assumed Stock Option Plan. The option vested 1/12th quarterly over 3 years commencing on the grant date of April 26, 2000 and vested options expire on the sixth anniversary of the date that they vested.

(13)	The option was granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The option vests quarterly over four years commencing on the grant date of May 30, 2008 and has a term of 10 years.

(14)	The option was granted pursuant to our 2005 Non-Qualified Stock Option Plan. The option vests quarterly over four years commencing on the grant date of October 1, 2007 and has a term of 10 years.

(15)	Mr. Reinus retired on December 31, 2008. Under the terms of the option agreement, all of Mr. Reinus’s vested option shares would have been exercisable for 90 days after Mr. Reinus retired, however, on December 10, 2008, we entered into an option extension agreement with Mr. Reinus that extended the exercise period for all vested option shares until December 31, 2009.

(16)	Mr. Belle-Isle ceased being employed at Rackspace on October 31, 2008. Under the terms of the option agreement, all of Mr. Belle-Isle’s vested option shares would have been exercisable for 90 days after Mr. Belle-Isle ceased being employed, however, under the terms of a Severance and Release Agreement between Mr. Belle-Isle and Rackspace, we agreed to extend the exercise period for all of Mr. Belle-Isle’s vested option shares until April 30, 2009.

Option Exercises and Restricted Stock Vesting During 2008

The following table sets forth information regarding option exercised by our named executive officers as of December 31, 2008. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
A. Lanham Napier	—	$—
Chief Executive Officer and President

Bruce R. Knooihuizen	—	$—
Chief Financial Officer, Senior Vice President and Treasurer

Glenn Reinus	46,167	$450,959
Senior Vice President, Worldwide Sales

Lew Moorman	81,816	$815,356
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	—	$—
Senior Vice President, Operations

Former Officers
David Belle-Isle	—	$—
Senior Vice President, Human Resources

Doug Loewe	—	$—
Managing Director, Rackspace EMEA

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise, and the aggregate exercise price of the option.

Nonqualified Deferred Compensation

The following table sets forth information regarding executive or Company contributions, earnings, withdrawals and account balances for the NEOs in our deferred compensation programs. These programs are unfunded, unsecured deferred compensation programs.

Name	Executive Contributions in 2008(1)	Registrant Contributions in 2008	Aggregate Earnings (Losses) in 2008	Aggregate Withdrawals/ Distributions	Aggregate Balance at last FYE
A. Lanham Napier	$—	$—	$—	$—	$—
Chief Executive Officer and President

Bruce R. Knooihuizen	$338,408	$—	$(59,716)	$—	$278,692
Chief Financial Officer, Senior Vice President and Treasurer

Glenn Reinus	$—	$—	$—	$—	$—
Senior Vice President, Worldwide Sales

Lew Moorman	$—	$—	$—	$—	$—
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	$3,808	$—	$(323)	$—	$3,485
Senior Vice President, Operations

Former Officers
David Belle-Isle	$—	$—	$—	$—	$—
Senior Vice President, Human Resources

Doug Loewe	$—	$—	$—	$—	$—
Managing Director, Rackspace EMEA

(1)	Represents amounts contributed to our Deferred Compensation Plan, which was adopted by our Board of Directors on July 8, 2008. The purpose of the Deferred Compensation Plan is to attract and retain key employees by providing certain eligible employees with the opportunity to defer receipt of a portion of their salary, bonus and other specified compensation. A committee of directors appointed by our Board of Directors selects the individuals who are eligible to participate in the Deferred Compensation Plan. Such individuals must consist of management or highly compensated employees. Once selected, a participant may elect to contribute up to 90% of his or her base salary and up to 100% of his or her other eligible compensation on a pre-tax basis into the Deferred Compensation Plan, in a manner prescribed by the committee.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

We have entered into our standard form employment agreement which provides for, among other things, confidentiality, invention assignment, and one-year non-compete obligations, with Messrs. Napier and Moorman.

In addition, we are party to, either directly or through our subsidiaries, the following employment agreements with our named executive officers:

A. Lanham Napier

In December 2005, we granted A. Lanham Napier an option to purchase 2,038,010 shares of our common stock at an exercise price of $2.50 per share. The unvested shares underlying this option fully vest upon a change in control, provided that we or our successor may require that any shares subject to such accelerated vesting that are exercised by Mr. Napier may be held in escrow subject to Mr. Napier continuing to provide services to us or our successor for up to one year (or until his earlier death, disability or termination without cause). If Mr. Napier fails to meet the obligations of his service requirement he will forfeit to us or our successor any shares that were accelerated and would not otherwise have been vested as liquidated damages.

Bruce Knooihuizen

In December 2007, Bruce Knooihuizen executed an offer letter to be our Chief Financial Officer. Pursuant to the offer letter, we agreed to pay Mr. Knooihuizen an annual salary of $350,000 with an opportunity to receive a bonus of up to 50% of his base salary, based on our financial performance and the evaluation of Mr. Knooihuizen’s performance and contribution to such results. In addition, the offer letter provided that Mr. Knooihuizen would receive a 12 month severance benefit in the event he were terminated without cause or resigned for good reason within one year from his employment start date.

John Lionato

In April 2008, John Lionato executed an offer letter to be our Senior Vice President, Operations. Pursuant to the offer letter, we agreed to pay Mr. Lionato an annual salary of $330,000 with an opportunity to receive a bonus of up to 50% of his base salary, based on our financial performance and the evaluation of Mr. Lionato’s performance and contribution to such results. In addition, the offer letter provided that Mr. Lionato would receive a 12 month severance benefit in the event he were terminated without cause or resigned for good reason within one year from his employment start date.

Glenn Reinus

In February 2003, Glenn Reinus executed an offer letter to be our Vice President, Worldwide Sales. Pursuant to the offer letter, we agreed to pay Mr. Reinus an annual salary of $150,000 with an opportunity to receive up to $100,000, annualized, in bonuses based upon agreed upon performance goals.

On December 31, 2008, Mr. Reinus retired from his employment with us. Effective upon his retirement, we entered into an option exercise extension agreement with Mr. Reinus pursuant to which the exercise termination date for 1,510,083 vested stock options held by Mr. Reinus was extended to December 31, 2009.

Doug Loewe

Pursuant to an employment agreement, we employed Mr. Loewe as our Managing Director, Rackspace EMEA for a base salary that our Board of Directors or Compensation Committee was to review annually for potential increases and the ability to participate in our non-equity compensation program with a target bonus opportunity of 50% of his base salary. Pursuant to the employment agreement, the company could not terminate his employment without, at the company’s option, providing six months prior written notice or making payment of six months salary, bonuses, and all benefits. The company was entitled to elect to pay such salary, bonuses, and benefits as a lump sum upon termination of employment or continue to pay them for six months following termination of employment. Such continuation of benefits would have included accelerated vesting for the executive’s outstanding equity awards in an amount equal to the portion of the award that would have otherwise vested during the six-month period following such termination of employment as if the executive had remained employed by us through such date. Mr. Loewe was also entitled to receive payments under the Pension Plan, which equaled 10% of his base salary, and a travel allowance. The agreement also provided for, among other things, confidentiality, invention assignment, and six-month non-compete obligations.

In June 2008, Doug Loewe ceased to serve as our Managing Director, Rackspace EMEA. Pursuant to a compromise agreement we entered into with Mr. Loewe in June 2008, we agreed to pay Mr. Loewe $81,073 (or £41,000) as compensation for the termination of his employment, $230,761 (or £116,701) as payment in lieu of his contractual notice period, $164,106 (or £82,992) as a payment in lieu of his bonus for the first half of 2008 and for the notice period, and $19,537 (or £9,880) as contribution to the Pension Plan, for a total of $495,477 (or £250,573). All such payments were required to be made within 21 days of Mr. Loewe’s June 24, 2008 departure date, pursuant to the terms of the compromise agreement. We have also agreed to reimburse Mr. Loewe up to $1,980 (or £1,000) for legal fees incurred by him in connection with his termination. All such payments were made in British pounds, which amounts are expressed in both British pounds and U.S. dollars. All outstanding options held by Mr. Loewe lapsed effective on his departure date and Mr. Loewe acknowledged that he has no present or future right or entitlement to acquire shares or other equity securities of the Company.

David Belle-Isle

In August 2007, David Belle-Isle executed an offer letter to be our Senior Vice President, Human Resources. Pursuant to the offer letter, we agreed to pay Mr. Reinus an annual salary of $250,000 with an opportunity to receive a bonus of up to 40% under our corporate bonus plan. In addition, in October 2007, we entered into an executive severance agreement with Mr. Belle-Isle, pursuant to which Mr. Belle-Isle would be entitled to receive a 12 month severance benefit in the event that his employment was terminated within 12 months for any reason other than cause or if Mr. Belle-Isle became subject to an involuntary termination.

On October 31, 2008, Mr. Belle-Isle ceased to serve as our Senior Vice President, Human Resources. Pursuant to a Severance Agreement and Release we entered into with Mr. Belle-Isle, we agreed to pay Mr. Belle-Isle $151,667 as severance and $10,740 for unused earned time off. In addition, we agreed to extend the exercise termination date of Mr. Belle-Isle’s 93,750 vested options to April 30, 2009. As an inducement for Rackspace to provide the consideration described above, Mr. Belle-Isle agreed to waive any claims against Rackspace and agreed to a six month non-compete following the departure date.

Potential Payments upon Termination or Change of Control

The table below describes the potential payments or benefits to our named executive officers, other than Messrs. Belle-Isle and Loewe, upon a change of control and upon termination of employment without cause, both in connection with a change of control and not in connection with a change of control, as if each officer’s employment terminated as of December 31, 2008, pursuant to the agreements described above. In the case of Messrs. Belle-Isle and Loewe, the actual payments and benefits provided in connection with their termination of employment on October 31, 2008 and June 24, 2008, respectively, are set forth below.

Except in the cases of Messrs. Belle-Isle and Loewe, each severance amount is based on the named executive officer’s 2008 base salary.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change of control, if applicable, occurred and the officer’s employment terminated on December 31, 2008 and that the fair market value per share of our common stock on the applicable date was $5.38, the closing market price on December 31, 2008. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the market price and the exercise price per share of the option.

Name	Benefit	Termination Without a Change of Control	Change of Control		Termination upon a Change of Control
A. Lanham Napier	Severance	$—	$—		$—
Chief Executive Officer and President	Bonus	$—	$—		$—
	Option Acceleration	$—	$1,467,389	(1)	$—

Bruce R. Knooihuizen	Severance	$—	$—		$—
Chief Financial Officer, Senior Vice President and Treasurer	Bonus	$—	$—		$—
	Option Acceleration	$—	$—		$—

Glenn Reinus	Severance	$—	$—		$—
Senior Vice President, Worldwide Sales	Bonus	$—	$—		$—
	Option Acceleration	$—	$—		$—

Lew Moorman	Severance	$—	$—		$—
President, The Rackspace Cloud, and Chief Strategy Officer	Bonus	$—	$—		$—
	Option Acceleration	$—	$—		$—

John Lionato	Severance	$—	$—		$—
Senior Vice President, Operations	Bonus	$—	$—		$—
	Option Acceleration	$—	$—		$—

Former Officers
David Belle-Isle	Severance	$151,667	$—		$—
Senior Vice President, Human Resources	Bonus	$—	$—		$—
	Option Acceleration	$—	$—		$—

Doug Loewe(2)	Severance	$495,477	$—		$—
Managing Director, Rackspace EMEA	Bonus	$—	$—		$—
	Option Acceleration	$—	$—		$—

(1)	Represents the acceleration of 509,510 unvested shares subject to options held by Mr. Napier as of December 31, 2008.

(2)	Mr. Loewe’s severance was paid in British pounds totaling £250,573.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements and Indemnification Agreements

We have entered into standard forms of employment agreements with each of our executive officers, as well as certain other agreements with executive officers. See the sections titled “Employment Contracts and Change of Control Arrangements” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with Related Parties

We lease approximately 12,492 square feet of office space in the Weston Centre, in downtown San Antonio, Texas from the Santa Clara Land Company, Ltd., an affiliate of Graham Weston, the Chairman of our Board of Directors. We entered into this office lease on January 28, 2008, as amended July 10, 2008, for an initial 60-day term, automatically renewing on a month to month basis thereafter unless either party gives 30 days written notice of its termination. The monthly base rent is $19,571 or $18.80 per square foot per year.

In addition, we lease approximately 16,446 square feet for data center space in the Weston Centre from the same affiliate of Mr. Weston. We entered into an Office Building Lease Agreement with Santa Clara Land Company, Ltd. on February 22, 2000, as amended March 30, 2000, December 9, 2004, and March 1, 2007. The most recent amendment extended the term of the lease to February 29, 2012 at a monthly basic rent of $28,781 or $21.00 per square foot per year. The March 1, 2007 amendment also provided for two additional five year renewal terms after the expiration of the primary lease term on the same terms and conditions as the current lease. We may terminate this lease at any time by providing the landlord with 18 months prior written notice and paying a termination penalty payment equal to one month’s then applicable basic rent. We also rent certain storage lease space in the Weston Centre under a separate lease with Santa Clara Land Company, Ltd. Our Board of Directors discussed these leases as potential related party transactions and approved the terms of the leases as fair and in the best interests of the company on February 28, 2007. We paid an aggregate of $650,420 to the Santa Clara Land Company, Ltd. during 2008 under these leases.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Corporate Opportunity Waiver

Under the “corporate opportunity doctrine,” in certain circumstances our directors, officers and stockholders may have a duty to present to us matters that come before them that are within our line of business or would be deemed of interest to us. Pursuant to our restated certificate of incorporation, we have renounced any such duty with respect to our non-employee directors except where such matters are presented to them solely in their capacities as our directors. A company is permitted to renounce or waive its right to corporate opportunities under Section 122(17) of Delaware General Corporation Law. An example of when the corporate opportunity waiver could be applicable is in the event that a non-employee director was approached by a company that would like to be acquired, and which is engaged in a line of business that relates to our business. Under Delaware law, a director may, under certain circumstances, be obligated to present this kind of opportunity to the corporation for which they serve as a director. With the waiver set forth in our restated certificate of incorporation, we have eliminated uncertainty about this kind of question, and our non-employee directors would not have any obligation to present any such opportunities to us. Our non-employee directors would be free to pursue any such opportunities themselves, or to present them to another company, without notifying us or giving us any ability to participate. We chose to waive these rights in order to attract and retain highly qualified individuals to our Board of Directors who might be affiliated with venture funds or other investment entities that are likely to invest in other companies that may be presented with opportunities similar to those that might be deemed of interest to us. Since all of our non-employee directors are active investors or serve on the Boards of Directors of other companies, our Board of Directors desired to avoid any uncertainty as to their duties to the company with respect to corporate opportunities. In addition, our Board of Directors considered the effect of not having the waiver in place on recruiting new directors and concluded that it would be more difficult to recruit new directors without the waiver.

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $100,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. All of the transactions described above were entered into prior to the adoption of this policy. Upon completion of this offering, we will post this related party transaction policy on our website.

In accordance with our Code of Business Conduct and Ethics in effect prior to the completion of this offering, all transactions entered into in 2008 involving any of our directors or officers have been submitted to our Board of Directors for review and approval by our disinterested directors in accordance with Section 144 of the Delaware General Corporation Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2008, we believe that all Reporting Persons complied with all applicable reporting requirements, except that Messrs. Moe, Hamilton and Bishkin each filed a late Form 4 on November 14, 2008 for the purpose of reporting the receipt of stock compensation earned as non-employee directors for the third quarter of 2008. In addition, Norwest Venture Partners VIII, L.P., the assignee of George Still’s non-employee director compensation filed a late Form 4 on November 19, 2008 for the purpose of reporting the receipt of stock compensation for the same period.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to us no later than December 3, 2009, or one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released our proxy statement to stockholders in connection with this year’s annual meeting of stockholders. Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, as amended, stockholders who intend to present a proposal at the 2010 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify us of such proposal no later than the close of business on the later of one hundred twenty (120) calendar days in advance of the 2010 Annual Meeting. Provided, however, in the event the 2010 Annual Meeting has been changed by more than thirty (30) days from the date of the 2009 Annual Meeting, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of the 2010 Annual Meeting and ten (10) calendar days following the date on which public announcement of the date of the 2010 Annual Meeting is first made. If we do not receive notification of the proposal within that time, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2010 Annual Meeting.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2008. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2008, as filed with the SEC, is available free of charge on our website at http://ir.rackspace.com under the “Investor” section.

The Board of Directors of Rackspace Hosting, Inc.

April 13, 2009

☐	¢

RACKSPACE HOSTING, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 13, 2009

9:30 A.M. CDT

Windcrest Civic Center

9310 Jim Seal Drive

Windcrest, Texas 78239

This proxy is solicited on behalf of the Board of Directors

for use at the Annual Meeting on May 13, 2009.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Alan Schoenbaum and A. Lanham Napier and each of them, with power to act without the other and with full power of substitution, to represent all your shares of common stock of Rackspace Hosting, Inc. which you are entitled to vote on, and to vote on all matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments, continuations or postponements thereof.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

May 13, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
ACCOUNT NUMBER

Vote online/phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.rackspace.com/proxymaterials

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	20330000000000001000 8	051309

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Class I Directors			2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O S. James Bishkin O Fred Reichheld O Mark P. Mellin

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢